Exhibit 5.1

ASSET PURCHASE AGREEMENT
between
FASTENAL COMPANY,
FASTENAL COMPANY SERVICES
and
THE HILLMAN GROUP, INC.

As of October 3, 2002

ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of October 3, 2002 between Fastenal Company, a Minnesota corporation (“Seller”) and The Hillman Group, Inc., a Delaware corporation (“Buyer”), and is joined by Fastenal Company Services, a Minnesota corporation and wholly-owned subsidiary of Seller (“FCS”) for the purposes set forth in the signature pages hereto.

     WHEREAS, Seller, among other things, is in the business of distributing, marketing, selling, and arranging for the manufacturing and packaging of fastening and picture/mirror hanging hardware products for sale to Covered Channels (as defined in Section 4.8) (the “Business”); and

     WHEREAS, Seller desires to sell and assign to Buyer, and Buyer desires to purchase and assume from Seller, certain assets and liabilities of the Business, on the terms and subject to the conditions, described in this Agreement.

     NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the parties agree as follows:

ARTICLE I

SALE AND PURCHASE

     SECTION 1.1      Acquired Assets to be Sold and Purchased.

           (a)      Subject to Section 1.1(b) and the other terms and conditions contained herein, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller on the Closing Date (as hereinafter defined), all of Seller’s right, title and interest in and to all of the assets, properties and rights of the Business of every type and description, real, personal and mixed, tangible and intangible, known or unknown, fixed or unfixed, choate or inchoate, accrued, absolute, contingent or otherwise, wherever located and whether or not reflected on the books and records of Seller (all of such assets, properties and rights hereinafter collectively referred to as the “Acquired Assets”), used or useable in the Business as a going concern, including but not limited to the following assets:

(i) all of Seller’s right, title and interest in its packaging and processing center located in Goodlettsville, Tennessee, together with the buildings, fixtures, and improvements thereon (the “Real Property”);

(ii) all of Seller’s leasehold interest in its packaging and processing center located in Rockford, Illinois, together with the buildings, fixtures, and improvements thereon (the “Leased Property”);

(iii) all of Seller’s inventories as of the Closing Date relating to the Business, including all finished goods, component parts, work in progress, raw materials, marketing materials and production, shipping and packaging supplies, and all rights of Seller in and to materials held by Seller on consignment and consigned inventory which is in the possession of others but for which Seller retains title (the “Inventory”), except Excluded Inventory (as hereinafter defined);

(iv) all accounts receivables, notes receivable and other rights to payment of money arising from the Business and existing as of the Closing (the “Accounts Receivable”);

(v) copies of Seller’s customer, supplier and prospects lists, contacts and files, projections, analyses, catalogs, brochures, sales materials, market studies, pricing and other marketing information and all similar data of all kinds of the Business;

(vi) all customer accounts of the Business and all of Seller’s rights to service such customer accounts, all current and open customer purchase orders, customer contracts, vendor contracts, and other agreements (oral or written) to which Seller is a party of the Business, and related documents;

(vii) all business records and other books, papers, files and records of the Business, including but not limited to operations manuals, accounting records (including work papers related thereto, advertising data, product reference and other files, interchange lists, books, forms, correspondence, any other papers and documents of the Business, but not the Charter (as defined), By-Laws (as defined), minute books, stock transfer records, or other corporate records of Seller;

(viii) all of Seller’s right, title and interest in and to: (A) all knowledge, information, formulations, designs, plans, drawings, manufacturing documentation, quality control documentation, proprietary know-how and use and application know-how, proprietary processes, product development records, patents, patent applications (including continuation, continuation-in-part, and divisional applications), copyrights, copyrighted works, derivative works thereof, registrations thereof and applications therefor, software, software codes, firmware, programs, databases, inventions, developments, ideas, concepts, shop rights, trade secrets, procedures, specifications, instructions, drawings, technical information and all similar data of all; (B) subject to the Trademark License Agreement (as defined in Section 1.6(b)(v)), all trademarks, service marks, franchises, licenses, logos, trade names (including the brand name and trademark “ANCHOR WIRE”), letterheads, graphics and logos; (C) subject to the Patent License Agreement (as defined in Section 1.6(b)(vi)), all Trade Secrets (as defined in Section 2.12); and (D) any other intellectual property rights, in each case that are used primarily in or are necessary for the Business, whether or not registered, including all derivative and formatives, issued registrations, pending applications for registration, licenses, sublicenses, assignments and agreements (and any other rights) in respect thereof (collectively, the “Intellectual Property”);

(ix) all of Seller’s rights to telephone numbers, post office boxes and all similar data of all kinds of the Business;

(x) all of Seller’s right, title and interest in the equipment, furniture, furnishings, computer hardware, telecommunications equipment, office supplies, machine shop supplies, and other tangible assets maintained, owned, leased or held by Seller used primarily in, or necessary for, the operation of the Business;

(xi) all vehicles maintained, owned or leased by Seller for use in the Business, and which are listed in Schedule 1.1(a)(xi);

(xii) all of Seller’s right to use Seller’s Uniform Product Code (including the UCC company prefix) in connection with the Business;

(xiii) all restrictive covenants, rights to subordination and other contract rights which exist under the Assumed Contracts (as defined in Section 1.2(a)(i)) or which are otherwise necessary for the Business;

(xiv) subject to Sections 1.2(b)(viii) and 4.5, all of Seller’s employment relationships with the Transferred Employees (as defined in Section 4.5);

(xv) all permits, approvals, licenses and certifications relating primarily to, or necessary for, the Business, issued to Seller by a government or public agency, or by a private testing or certifying authority, to the extent transferable in accordance with law or regulation;

(xvi) all goodwill and going concern value of the Business, and any outstanding orders for the Products; and

(xvii) all prepaid expenses and similar items relating to the Business and the Assumed Contracts.

           (b)      The Acquired Assets shall specifically exclude the following assets and property (the “Excluded Assets”):

(i) cash on hand, cash equivalents, investments (including stock, debt instruments, options and other instruments and securities) and bank deposits;

(ii) tax refunds, tax, insurance and other claims or rights to recoveries and similar benefits of the Business;

(iii) any inventory, assets, rights, products, properties or data relating primarily to, or necessary for, any of Seller’s operations or business other than the Business or otherwise not expressly constituting the Acquired Assets;

(iv) the Inventory retained by Seller pursuant to Section 1.9 (the “Excluded Inventory”);

(v) (A) the brand names and trademarks “FASTENAL” and, subject to the Trademark License Agreement (as defined in Section 1.6(b)(v)), “FAS-N-IT”, and all derivatives and formatives thereof; (B) subject to the Patent License Agreement (as defined in Section 1.6(b)(vi)), Seller’s patent, technology and related know-how for blister packaging; and (C) any trademarks, trade names, copyrights and patents of Seller not used primarily in, or necessary for, the operation or promotion of the Business;

(vi) all insurance policies related to or pertaining to the Business;

(vii) subject to Sections 1.2(b)(viii) and 4.5, all of Seller’s relationships with Retained Employees (as defined in Section 4.5); and

(viii) information technology capabilities for EDI transmissions e-mail and network functions hosted at Seller’s headquarters.

     SECTION 1.2      Assumed Liabilities.

           (a)      Subject to the provisions of Section 1.2(b), Buyer shall assume, pay, fulfill, perform or otherwise discharge when due in accordance with their respective terms, solely the following liabilities and obligations of Seller whether actual or contingent, liquidated or unliquidated, known or unknown, relating to the Business as of the Closing (the “Assumed Liabilities”):

(i) subject to Section 1.7 hereof, all unperformed or unfulfilled liabilities and obligations arising after the Closing under those contracts, customer purchase orders, leases, agreements, arrangements or understandings (including purchase orders) to which Seller is a party which relate solely to the Business, whether or not there are any written contracts with respect thereto (the “Assumed Contracts”);

(ii) all of Seller’s unpaid accounts payable (trade) related to the Business and existing as of the Closing which have arisen in the ordinary course of business (“Assumed Payables”); and

(iii) the liabilities and obligations of Seller reflected in the Reference Balance Sheet (as defined in Section 2.5).

           (b)      Except as specifically provided in Section 1.2(a), Buyer shall not be required to assume, pay, fulfill, perform or otherwise discharge any liabilities or obligations arising out of, relating to or in connection with the Business prior to the Closing. Without limiting the generality of the foregoing, Buyer shall not assume the following liabilities and obligations of Seller (the “Excluded Liabilities”):

(i) any liability or obligation of Seller relating to its operations other than the Business;

(ii) any liability or obligation under contracts, agreements, arrangements and understandings of Seller other than the Assumed Contracts;

(iii) any intercompany debt or other liability between the Business and Seller or any shareholder or affiliate of Seller;

(iv) any liability or obligation of any type whatsoever (whether in tort, contract or otherwise) arising out of or relating to actions, omissions or occurrences taking place in connection with the Business prior to the Closing, whether or not Seller has received notice of any such liabilities or obligations;

(v) any liability or obligation of or relating to Seller’s dealings or relations with its employees, agents, consultants or contractors;

(vi) any United States, federal, state, local and foreign income, excise, sales, use, transfer, payroll, withholding, real or personal property, franchise, gross receipts, ad valorem, business, occupation or other taxes, duties, governmental charges and assessments of any type whatsoever, including any assessments, interest or penalties thereon, accrued for, applicable to or arising from any period ending prior to the Closing or which are obligations of Seller that arise out of or relate to the consummation and performance of the transaction contemplated hereby;

(vii) any liability or obligation of Seller arising out of or in connection with negotiation and preparation of this Agreement and the consummation and performance of the transaction contemplated hereby, including without limitation any income, tax or bulk sales liability so arising;

(viii) any liability or obligation for wages, bonuses, insurance, benefits, pension funds, stock options, employment agreements, or other amounts owed to or payable on behalf of any employees, agents, or contractors of Seller, including without limitation any accrued vacation, sick pay, severance pay or other payments on account of termination of former employees, or any contribution under any multi-employer pension or other qualified benefit plan or plans, except liabilities or obligations to Transferred Employees for employment or services after Closing, and obligations to agents or contractors reflected in the Closing Balance Sheet;

(ix) all claims, actions, proceedings and obligations arising prior to the Closing under Seller’s insurance and self-insurance programs, including, without limitation, workmen’s compensation, automobile or general liabilities; or

(x) any other liability, obligation or commitment of Seller, whether known or unknown and whether fixed or contingent, not specifically constituting an Assumed Liability.

           (c)      After the Closing, Buyer shall be solely responsible for any liability or obligation to current employees of Seller arising from Buyer’s hiring or termination of any such employees and any other liability or obligation arising from its operation of the Business.

           (d)      Seller shall assume and bear all risk of loss or damage to, or destruction of, the Acquired Assets due to theft, expropriation, seizure, destruction, damage, fire, flood or other cause or casualty until title is passed to Buyer as of the Closing.

     SECTION 1.3      Purchase Price; Payment. Subject to possible adjustment after the Closing as provided in Section 1.4, the purchase price (the “Purchase Price”) for the Acquired Assets shall equal the net book value of the Business (the “Net Book Value”) as set forth on the Reference Balance Sheet plus $2,600,000. The Purchase Price shall be payable to Seller in immediately available funds, by wire transfer of U.S. currency to an account designated in writing by Seller to Buyer.

     SECTION 1.4      Purchase Price Adjustment; Net Book Value.

           (a)      Within 45 days after the Closing Date, Seller shall deliver to Buyer a balance sheet (the “Closing Balance Sheet”). The Closing Balance Sheet shall set forth the Net Book Value as of the Closing Date (the “Adjusted Net Book Value”), which shall be calculated by subtracting the book value of the Assumed Liabilities from the book value of the Acquired Assets. The Closing Balance Sheet shall be prepared in accordance with the same practice standards and procedures used in the preparation of the Reference Balance Sheet and shall be based on all books, records and accounts of Seller.

           (b)      Buyer and its representatives shall have the right to review all work papers and procedures used to prepare the Closing Balance Sheet and shall have the right to perform any other reasonable procedures necessary to verify the accuracy thereof. Buyer has reviewed the Seller’s cycle count procedures and performed such test counts of Inventory quantities as it deemed necessary, and agrees to accept the determination of the Inventory included in the Closing Balance Sheet based on Seller’s perpetual inventory records and standard costs. Unless Buyer, within 30 days after delivery to Buyer of the Closing Balance Sheet, notifies Seller in writing that it objects to the Closing Balance Sheet, and specifies the basis for such objection, such Closing Balance Sheet shall become final, binding and conclusive upon the parties for purposes of this Agreement. If Buyer and Seller are unable to resolve any objections to the

Closing Balance Sheet within ten days after any such notification has been given, the dispute shall be referred to a nationally recognized public accounting firm mutually agreed upon by Buyer and Seller (the “Designated Accountant”) for resolution. If Buyer and Seller are unable to agree upon the designation of such an accounting firm within such time, either party may thereafter request that the President of the American Arbitration Association (or his designee) make such designation. The accounting firm so designated will make a determination as to each of the items in dispute, which determination shall be final, conclusive and binding upon each of the parties hereto. Buyer and Seller shall cooperate with each other and with each other’s authorized representatives in order to resolve any and all matters in dispute under this Section 1.4(b) as soon as practicable and shall share the fees and expenses of the Designated Accountant equally.

           (c)      If the Adjusted Net Book Value is lower than the Net Book Value set forth on the Reference Balance Sheet (the “Base Amount”), then the Purchase Price shall be decreased dollar for dollar by the difference (the “Purchase Price Reduction”) between the Base Amount and the Adjusted Net Book Value. Seller shall remit the amount of such Purchase Price Reduction, with interest from the Closing Date to the date of payment, to Buyer within ten days after delivery to Seller of the Closing Balance Sheet as provided in subsection (b) above; provided, however, that the making of such payment by Seller shall not constitute a waiver of Buyer’s right to object to the Closing Balance Sheet during the 30-day period following its delivery. If Buyer does raise an objection and if resolution of such objection results in a reduction in the size of the Purchase Price Reduction after Seller has remitted the Purchase Price Reduction to Buyer, Buyer shall remit the amount of any such reduction in the amount of the Purchase Price Reduction, with interest, from the Closing Date to the date of payment, to Seller within ten days following final resolution of the objection.

           (d)      If the Adjusted Net Book Value is higher than the Base Amount, then the Purchase Price shall be increased dollar for dollar by the difference (the “Purchase Price Increase”) between the Adjusted Net Book Value and the Base Amount. Buyer shall remit the amount of such Purchase Price Increase, with interest, from the Closing Date to the date of payment, to Seller within ten days after delivery to Seller of the Closing Balance Sheet as provided in subsection (b) above; provided, however, that the making of such payment by Buyer shall not constitute a waiver of Buyer’s right to object to the Closing Balance Sheet during the 30-day period following its delivery. If Buyer does raise an objection and if resolution of such objection results in a reduction in the size of the Purchase Price Increase after Buyer has remitted the Purchase Price Increase to Seller, Seller shall remit the amount of any such reduction in the amount of the Purchase Price Increase, with interest, from the Closing Date to the date of payment, to Buyer within ten days following final resolution of the objection.

           (e)      Any undisputed or resolved amounts shall be payable within ten days after the date such amount is determined to be undisputed or resolved, with interest, even if other amounts continue to be disputed and unresolved. Interest for purposes of this Section 1.4 shall be at the rate of 6% per annum.

     SECTION 1.5      Allocation of the Purchase Price. The Purchase Price shall be allocated among the Acquired Assets in the manner set forth in Schedule 1.5 for all purposes, and each of the parties shall make all appropriate tax and other filings on a basis consistent with such allocation. Each party agrees not to assert, in connection with any tax return, audit or other similar proceeding, any allocation of the Purchase Price which differs from the allocation determined hereunder.

     SECTION 1.6      Closing.

           (a)      Subject to the terms and conditions of this Agreement, the sale and purchase of the Acquired Assets and the assumption of the Assumed Liabilities contemplated hereby (the “Closing”), shall take place at 10:00 a.m., local time, on or prior to September 30, 2002 (the “Closing Date”) at the offices of Piper Rudnick LLP located at 203 North LaSalle Street, Suite 1800, Chicago, Illinois 60601, or at such other time, date or place as Seller and Buyer may 2mutually agree upon in writing; provided, however, that prior to the Closing all of the conditions in Articles V and VI of this Agreement shall have been satisfied or waived, as the case may be.

           (b)      At the Closing, Seller shall deliver to Buyer, each in form satisfactory to counsel for Buyer:

(i) a duly executed Bill of Sale covering the Acquired Assets;

(ii) a duly executed Assignment and Assumption Agreement relating to the Assumed Liabilities;

(iii) an assignment with respect to the trade names and trademarks listed in Schedule 2.12 (the “Trademark Assignment”), duly executed by FCS;

(iv) a duly executed assignment with respect to copyrights listed in Schedule 2.12 (the “Copyrights Assignment”);

(v) a license agreement (the “Trademark License Agreement”) pursuant to which FCS shall grant to Buyer a non-exclusive, non-transferable royalty-free license to use the brand name and trademark “FAS-N-IT” for a period of 24 months solely on packaged goods, packaging materials and signage included in the Acquired Assets, duly executed by FCS;

(vi) a technology and patent license agreement (the “Patent License Agreement”) granting Buyer a non-exclusive, non-transferable license to use FCS’ patent, technology and know-how for blister packaging, duly executed by FCS;

(vii) releases, satisfactions or terminations of all mortgages, financing statements or other evidences of liens with respect to the Acquired Assets (except as to those obligations specifically to be assumed by Buyer);

(viii) an opinion of counsel to Seller, dated as of the Closing Date, addressed to Buyer and Heller Financial, Inc., as agent for certain lenders of Buyer (“Heller”), as to such matters as may be reasonably requested;

(ix) certificates of the appropriate officers of Illinois and Tennessee, dated no earlier than the date of this Agreement, certifying that Seller is qualified to do business and is in good standing as a foreign corporation in such state;

(x) all licenses, permits, consents, waivers, approvals, and authorizations of such third parties and governmental bodies and agencies which are appropriate or necessary in connection with: (A) the execution and delivery by Seller of this Agreement and the other agreements executed in connection herewith (collectively the “Ancillary Documents”); (B) the consummation by Seller of the transactions contemplated hereby; or (C) the assignment by Seller of the Assumed Contracts set forth in Schedule 1.6(b)(x) (collectively, the “Material Consents”);

(xi) the certificate referred to in Section 5.1(c);

(xii) (A) a copy of the certificate or articles of incorporation, including all amendments thereto, of Seller (the “Seller’s Charter”), certified as of a recent date by the Secretary of State of the jurisdiction of its organization, and a certificate as to the good standing of Seller as of a recent date, from such Secretary of State; and (B) a certificate of the Secretary or Assistant Secretary of Seller dated the Closing Date and certifying: (1) that attached thereto is a true and complete copy of the by-laws of Seller (the “Seller’s By-Laws”) as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (2) below; (2) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of Seller authorizing the execution, delivery and performance of this Agreement and the other agreements executed in connection herewith and that such resolutions have not been modified, rescinded or amended and are in full force and effect; (3) that the Seller’s Charter has not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (A) above; and (4) as to the incumbency and specimen signature of each officer executing this Agreement or any of the Ancillary Documents or any other document delivered in connection herewith on behalf of Seller; and (C) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary of Seller executing the certificate pursuant to clause (B) above;

(xiii) (A) a copy of the certificate or articles of incorporation, including all amendments thereto, of FCS (the “FCS’ Charter”), certified as of a recent date by the

Secretary of State of the jurisdiction of its organization, and a certificate as to the good standing of FCS as of a recent date, from such Secretary of State; and (B) a certificate of the Secretary or Assistant Secretary of FCS dated the Closing Date and certifying: (1) that attached thereto is a true and complete copy of the by-laws of FCS as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (2) below; (2) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of FCS authorizing the execution, delivery and performance of this Agreement and the other agreements executed in connection herewith and that such resolutions have not been modified, rescinded or amended and are in full force and effect; (3) that FCS’ Charter has not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (A) above; and (4) as to the incumbency and specimen signature of each officer executing this Agreement or any of the Ancillary Documents or any other document delivered in connection herewith on behalf of FCS; and (C) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary of FCS executing the certificate pursuant to clause (B) above;

(xiv) a duly executed Excluded Inventory Certificate (as defined in Section 1.9(a));

(xv) a duly executed special warranty deed, conveying to Buyer the Real Property in fee simple, subject only to the “Permitted Exceptions” which are set forth listed in Schedule 1.6(b)(xv);

(xvi) a duly executed affidavit of title dated as of the Closing Date;

(xvii) a duly executed affidavit sworn by an officer of Seller to the effect that Seller is not a “foreign person” as that term is defined in Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended, which affidavit shall be in such form as may be prescribed by federal regulations;

(xviii) all documents and instruments reasonably required by the title company to issue an owner’s title policy in favor of Buyer related to the Real Property including, without limitation, an ALTA Extended Coverage or similar statement and a Gap Undertaking, subject to the “Permitted Exceptions” which are set forth listed in Schedule 1.6(b)(xv);

(xix) a duly executed assignment of sublease, in a form satisfactory to Buyer;

(xx) acknowledgements to the assignment of sublease, in a form satisfactory to Buyer, duly executed by each of Parkside Warehouse, Inc., Thomas Partnership and Bank One, Illinois, National Association; and

(xxi) such other documents and instruments as shall be required to consummate the transaction contemplated hereunder.

           (c)      At the Closing, Buyer shall deliver to Seller, each in form satisfactory to counsel for Seller: `

(i) the Purchase Price referred to in Section 1.3 in the manner set forth therein;

(ii) duly executed counterparts of those documents referred to in Sections 1.6(b)(ii), (iii), (iv), (v) and (vi);

(iii) the certificate referred to in Section 6.1(c);

(iv) an opinion of counsel to Buyer, dated as of the Closing Date, addressed to Seller, as to such matters as may be reasonably requested;

(v) (A) a copy of the certificate or articles of incorporation, including all amendments thereto, of Buyer (the “Buyer’s Charter”), certified as of a recent date by the Secretary of State of the jurisdiction of its organization, and a certificate as to the good standing of Buyer as of a recent date, from such Secretary of State; and (B) a certificate of the Secretary or Assistant Secretary of Buyer dated the Closing Date and certifying: (1) that attached thereto is a true and complete copy of the by-laws of Buyer (the “Buyer’s By-Laws”) as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (2) below; (2) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of Buyer authorizing the execution, delivery and performance of this Agreement and the other agreements executed in connection herewith and that such resolutions have not been modified, rescinded or amended and are in full force and effect; (3) that the Buyer’s Charter has not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to clause (A) above; and (4) as to the incumbency and specimen signature of each officer executing this Agreement or any of the Ancillary Documents or any other document delivered in connection herewith on behalf of Buyer; and

(vi) such other documents and instruments as shall be required to consummate the transaction contemplated hereunder

     SECTION 1.7      Nonassignable Contracts and Authorizations.

           (a)      To the extent that any Assumed Contract is not capable of being assigned or transferred without the consent or waiver of the other party thereto or any third party (including a government or governmental unit), and such consent or waiver has not been given, or if such assignment or transfer or attempted assignment or transfer would constitute a breach thereof or a violation of any law, decree, order, regulation or other governmental edict, this Agreement shall not constitute an assignment or transfer thereof, or an attempted assignment or transfer of any such Assumed Contract.

           (b)      Subject to Section 1.6(b)(x) and Section 5.3 which make the Material Consents a condition to Buyer’s obligations under this Agreement, Seller agrees that prior to, and for a reasonable period of time after the Closing Date, Seller shall cooperate with Buyer to assist Buyer in obtaining such other licenses, permits, consents, waivers, approvals, and authorizations of third parties and governmental bodies and agencies in connection with: (i) the execution and delivery of this Agreement; (ii) the consummation of the transactions contemplated hereby; (iii) the ownership by Buyer of the Acquired Assets; or (iv) the conduct by Buyer of the Business as currently conducted by Seller, as are set forth in Schedule 1.7(b) hereto (the “Non-Material Consents”).

           (c)      To the extent that any Non-Material Consents or waivers are not obtained by Seller, Seller and Buyer shall cooperate with each other to establish, to the extent practicable, arrangements that are reasonable and lawful as to both Seller and Buyer, and which result in the benefits and obligations under such licenses, permits, consents, waivers, approvals, and authorizations of third parties and governmental bodies and agencies being apportioned in a manner that is in accordance with the purpose and intention of this Agreement.

     SECTION 1.8      Accounts Receivable. Seller agrees that it will promptly transfer and deliver to Buyer any cash or other property which it may receive after the Closing Date from customers of the Business who have an outstanding Account Receivable in respect of the Accounts Receivable transferred to Buyer as of the Closing Date, prior to applying any such cash or other property which it may receive after the Closing Date from customers of the Business to accounts receivable of any division or business of Seller.

     SECTION 1.9      Excluded Inventory.

           (a)      Seller shall have the right to retain and exclude from the sale and purchase hereunder certain Inventory located at the Real Property or the Leased Property as provided in this Section 1.9 (the “Excluded Inventory”). At or before the Closing, Seller shall deliver to Buyer a certificate (the “Excluded Inventory Certificate”) executed by an appropriate officer of Seller, listing and describing the Excluded Inventory by stock keeping units (“SKUs”). Within 30 days after the Closing Date, Seller shall remove at Seller’s sole cost and expense all of the Excluded Inventory from the Real Property and the Leased Property during regular business hours.

           (b)      The value of the Excluded Inventory shall not be included in the Closing Balance Sheet.

           (c)      The aggregate inventory reserve in the Closing Balance Sheet shall be equal to the aggregate inventory reserve in the Reference Balance Sheet ($2,500,000) less the following amounts for the Excluded Inventory: (i) 60% of the total book cost of Excess Inventory (as defined) and (ii) 100% of the total book cost of Obsolete Inventory (as defined). For the purposes of this Agreement, “Excess Inventory” means the quantity of any and all SKUs in Inventory, which have been part of an existing product line for at least 12 months prior to the date hereof, in excess of the quantity of such SKUs sold within the 12-month period prior to September 1, 2002. “Obsolete Inventory” means the quantity of any and all SKUs in Inventory that have been part of an existing product line for at least 12 months prior to the date hereof and none of which have been sold since January 1, 2002. The SKUs constituting Excess Inventory and Obsolete Inventory are listed in Schedule 1.9.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller represents and warrants to Buyer as follows:

     SECTION 2.1      Organization of Seller.

           (a)      Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota, and Seller has the corporate power and authority to own, operate and lease the Acquired Assets and to carry on the Business as presently conducted.

           (b)      Seller is duly qualified to do business and is in good standing in each jurisdiction in which the ownership or operation of the Acquired Assets or the conduct of the Business requires such licensing or qualification, except where the failure to be so licensed or qualified or in good standing would not have a material adverse effect on the Business or the Acquired Assets taken as a whole (a “Material Adverse Effect”).

           (c)      No subsidiaries or affiliates of Seller are involved in the operation of the Business.

     SECTION 2.2      Authority. Seller has all requisite power and authority to execute, deliver and perform this Agreement and the other agreements executed in connection herewith and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other agreements executed in connection herewith by Seller, the performance by Seller of its obligations hereunder and the consummation by Seller of the transactions contemplated hereby have been duly authorized by the Board of Directors of Seller, and no other corporate act or proceeding on the part of Seller is necessary to approve the execution and delivery of this Agreement and the other agreements executed in connection herewith, the performance of Seller’s obligations hereunder or the consummation of the transactions contemplated hereby and thereby.

     SECTION 2.3      Execution and Binding Effect. This Agreement has been duly and validly executed and delivered by Seller and constitutes, and the other documents and instruments to be executed and delivered by Seller on the Closing Date pursuant hereto upon their execution and delivery by Seller on or prior to the Closing Date will constitute (assuming, in each case, the due and valid authorization, execution and delivery thereof by the other party thereto), legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms except as such enforceability may be limited by bankruptcy, insolvency or similar laws and by equitable principles.

     SECTION 2.4      No Violation; Consents and Approvals. Except as provided in Schedule 2.4, neither the execution, delivery and performance of this Agreement by Seller nor the consummation by Seller of the transactions contemplated hereby will (a) conflict with or violate any provisions of either of the Charter or the By-Laws; (b) conflict with, violate or result in any breach of, or constitute a default whether with notice or lapse of time or both, or give rise to any right of termination, modification, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease or other instrument or obligation to which Seller is a party or by which Seller, the Business or any of the Acquired Assets may be bound; (c) violate any statute, ordinance or law or any rule, regulation, order, writ, injunction or decree of any court or of any public, governmental or regulatory body, agency or authority applicable to Seller in respect of the Business, or by which the Business or any of the Acquired Assets may be bound; (d) require any filing, declaration or registration with, or permit, consent or approval of, or the giving of any notice to, any public, governmental or regulatory body, agency or authority; or (e) result in the creation of any Lien (as hereinafter defined) upon the Acquired Assets or the properties or assets of the Business.

     SECTION 2.5      Financial Statements. Seller has delivered to Buyer its unaudited (a) balance sheet for the Business as at June 30, 2002 (the “Reference Balance Sheet,” which is attached hereto as Schedule 2.5), and (b) statements of income and results of operations for the Business for the six month period ended June 30, 2002 (the “Interim Financials”) (the Reference Balance Sheet, and Interim Financials are collectively referred to herein as the “Financials”). The Reference Balance Sheet was prepared in accordance with the notes contained in Schedule 2.5. Except as set forth in Schedule 2.5, the Interim Financials: (i) were prepared in all material respects in accordance with the books, records and accounts of Seller and on the same basis, and consistent with the principles utilized, by Seller in the preparation of such accounts for inclusion in Seller’s consolidated financial statements for such periods; and (ii) are true, complete and correct in all material respects and present fairly the results of operations for the Business for the period referred to in such Interim Financials. Seller’s books, records and accounts of the Business for the period from September 1, 2001 to the date of this Agreement are accurate and complete in all material respects.

     SECTION 2.6      Absence of Certain Changes or Events. Except as set forth in Schedule 2.6, since June 30, 2002:

           (a)      the Acquired Assets have not been mortgaged, pledged or subjected to any lien or encumbrance, other than Permitted Liens (as hereinafter defined);

           (b)      the value of any Acquired Assets has not been materially written down or materially written up other than in the ordinary course of business;

           (c)      the Acquired Assets have not been sold or transferred other than sales of Inventory and disposal of obsolete, damaged or defective inventory or other Acquired Assets in the ordinary course of business;

           (d)      there has not been any payment by Seller of any bonuses, or increase by Seller of any salaries, or other compensation (except in the ordinary course of business) to any employee, contractor or consultant involved in the Business, or entry into any employment, severance, or similar contract or agreement with any employee involved in the Business;

           (e)      there has not been any material change in the customary methods used in operating the Business (including its marketing, selling and pricing practices and policies);

           (f)      there has not been any transaction, contract, commitment, or obligation by Seller relating to the Acquired Assets or the Business (including the acquisition or disposition of any assets), other than in the ordinary course of business or as contemplated by this Agreement;

           (g)      the Business and the Acquired Assets have been operated in the ordinary course;

           (h)      there has not been any oral or written amendment of any of the Assumed Contracts or entering into of any new contracts or agreements, except in the ordinary course of business;

           (i)      there has not been any waiver of any material right of Seller or cancellation of any material debt or claim held by Seller with respect to the Business;

           (j)      there has not been any loan by Seller to any employee of Seller involved in the Business;

           (k)      there has not been any other event or condition of any character (whether or not covered by insurance) that has materially and negatively affected or will or is likely to so affect the properties, business or prospects of the Business or the Acquired Assets, apart from events or conditions affecting the economy generally; and

           (l)      no commitments or agreements have been entered into by Seller whether in writing or otherwise to take any of the actions set forth in this Section 2.6.

     SECTION 2.7      Certain Contracts and Commitments.

           (a)      Set forth in Schedule 2.7(a) is a list of: (i) all commitments and agreements for the purchase of any materials or supplies that involve an expenditure by Seller in connection with the Acquired Assets or the Business of more than $10,000 for any one contract; (ii) all personal property leases under which Seller in connection with the Acquired Assets or the Business are either lessor or lessee that involve annual payments or receipts of more than $10,000 for any one lease; (iii) all other orders, leases, commitments, agreements, mortgages, indentures and other agreements and instruments relating to indebtedness for borrowed money to which Seller in connection with the Acquired Assets or the Business are a party or by which its properties are bound, that may or will require annual payments by Seller’s of more than $10,000; (iv) all contracts or agreements binding on Seller in connection with the Business which contain provisions requiring a party thereto or their affiliates not to engage in a business or activity, including, without limitation, non-compete, non-solicitation confidentiality or other such provisions; (v) all government contracts and all other agreements with customers that involve an annual payment to Seller in connection with the Acquired Assets or the Business of more than $10,000 for any one contract; (vi) all co-pack arrangements or agreements entered into in connection with the Business; (vii) all agreements relating to the Intellectual Property (as defined in Section 2.12); (viii) all agreements relating to the consignment of any Inventory; and (ix) all other material written agreements or contracts to which Seller in connection with the Business is party or which are binding on the Business; in all cases with respect to the contracts set forth in clauses (i) through (ix), whether or not such contracts are in writing (the “Material Contracts”).

           (b)      Except as set forth in Schedule 2.7(b): (i) the enforceability of the Material Contracts will not be affected in any manner by the execution and delivery of this Agreement, the performance by Seller of its obligations hereunder or the consummation of the transactions contemplated hereby; (ii) Seller is not in default, nor does there exist any event that, with notice or lapse of time or both, would constitute an event of default by Seller under any Material Contract; (iii) each Material Contract is valid and in full force and effect, there is no material breach or default by any other party to any Material Contract; and (iv) no other party has notified Seller of its intention to cease to perform any services required to be performed by it or withhold any payment required to be made to it thereunder.

           (c)      Seller has delivered to Buyer complete and accurate copies of all of the Material Contracts to which it is a party and all amendments thereto (or Schedule 2.7(c) includes a summary description of any such item that is not in writing).

           (d)      Except as set forth in Schedule 2.7(d), to Seller’s knowledge: (i) none of Seller’s employees employed in the Business is a party to any oral or written contract or agreement prohibiting it or them from freely competing or engaging in the Business except for any such agreements between Seller and its employees; (ii) no employee of Seller employed in the Business is a party to any outstanding contract, obligation or commitment with any prior employer; and (iii) no employee of Seller is in default under any contract, obligation or commitment with any of his or her former employers, in all cases, the effect of which default has or may have a Material Adverse Effect, and there is no state of facts that upon notice or lapse of time or both would constitute such a default.

           (e)      Except as set forth in Schedule 2.7(e), each of the Material Contracts is freely terminable by Seller upon not more than thirty days’ written notice or less without the payment of any termination fee, premium, or penalty.

     SECTION 2.8      Employee Plans; Employees; ERISA.

           (a)      Seller has provided to Buyer a list of the names of all employees and agents of Seller engaged in the conduct of the Business, together with their respective rates of total compensation (the “Employees”). Schedule 2.8(a) lists all employment contracts (but does not include independent contractor agreements) and all pension, bonus, profit sharing, stock option or other agreements or arrangements, including vacation and sick pay policies, providing for employee benefits to which Seller is a party or by which Seller is bound, in each case in connection with the Business (all such plans, programs, arrangements and agreements, the “Employee Plans”). Buyer will not be subject to any obligation or liability under any of the Employee Plans. Seller has paid in full to the Employees and contractors engaged in the conduct of the Business all wages, salaries, commissions, bonuses and other direct compensation currently due for all services performed by them and all other amounts in connection with their termination (including accrued vacation). Seller will pay all such amounts (except commissions reflected on the Closing Balance Sheet and assumed by Buyer) due as of the Closing Date on one of its next two succeeding bimonthly payroll runs or such other dates as may be required by law. Seller is not liable for any severance pay or other payments on account of termination of former employees or contractors.

           (b)      Seller has complied in all material respects with all applicable laws relating to the employment of labor in the Business, including provisions relating to wages, equal opportunity, collective bargaining, the payment of social security and other taxes, nondiscrimination, and termination.

           (c)      None of the Employees is represented by any labor union or covered by any collective bargaining agreements, and to Seller’s knowledge there has not been any effort to establish a labor union or bargaining unit or similar organizational effort with respect to the Employees, and there is no labor strike or other labor trouble pending or threatened and with respect to Seller.

           (d)      Except as set forth in Schedule 2.8(d), no Employee or contractor or consultant of Seller with respect to the Business has filed a lawsuit or administrative action against Seller for any reason in the past three years, filed a complaint with or, to Seller’s knowledge, about Seller. There are no pending or, to Seller’s knowledge, threatened suits or claims against Seller with respect to the Business from any current or former Employee, consultant or contractor.

     SECTION 2.9      Litigation; Judicial Proceedings.

           (a)      Except as set forth in Schedule 2.9(a): (i) there are no claims, actions, suits, proceedings, arbitrations, investigations or inquiries pending or, to Seller’s knowledge, threatened, by or against Seller (A) that question the validity of this Agreement or any action taken or to be taken by Seller in connection with this Agreement or (B) which affect or which may affect the Business or any of the Acquired Assets or the transactions contemplated by this Agreement, in each case at law or in equity or before or by any federal, state, local, foreign or other governmental department, board, agency, instrumentality or authority; nor, to Seller’s knowledge, is there any valid basis for any such claim, action, suit, proceeding, inquiry or investigation; and (ii) Seller is not subject to any judgment, arbitration award, order or decree with respect to any of the foregoing matters.

           (b)      Except as set forth in Schedule 2.9(b), there are no claims, actions, suits, inquiries, proceedings or investigations by or before any court or governmental or other regulatory or administrative agency or commission pending or, to Seller’s knowledge, threatened or in prospect against Seller with respect to or involving the Business relating to any of the Products alleged to have been sold by the Business and alleged to have been defective, improperly designed or manufactured or improperly labeled.

     SECTION 2.10      Acquired Assets.

           (a)      Seller owns good, valid and marketable title to the Real Property, subject only to Permitted Exceptions, and, together with FCS, good, valid and marketable title or a valid leasehold interest in, all of the other Acquired Assets and all of the Acquired Assets are free and clear of all restrictions on or conditions to transfer or assignment, liens, defects, encumbrances and claims of any kind whatsoever, (collectively, “Liens”), other than those Liens which are described in Schedule 2.10(a) (the Liens referred to in Schedule 2.10(a) are referred to herein as “Permitted Liens”); and Seller has the complete and unrestricted power, right and authority to transfer, sell, assign, convey and deliver the Acquired Assets to Buyer in accordance with the terms hereof. To the knowledge of Seller, Seller is not in violation of any zoning, building or safety ordinance, regulation or requirement or other law or regulation applicable to its properties, nor has it received any notice of violation with which it has not complied.

           (b)      The Acquired Assets constitute all of the assets, properties, licenses and other agreements which are presently being used primarily in, or necessary to conduct, the Business as presently conducted.

           (c)      The tangible property constituting a portion of the Acquired Assets has been maintained and serviced by Seller in accordance with the usual and customary practices of the Business, and Seller has not received any notice that any of such tangible property is in violation of any existing law or any building, zoning, health, safety or other ordinance, code or regulation; subject to the foregoing, the tangible property is sold as is.

           (d)      Schedule 2.10(d) sets forth a list of all real property leases (the “Leases”) in effect as of the date hereof under which Seller is a lessee or a successor or assignee of the tenancy interest therein, which leased real property is utilized in connection with the Business. All Leases are currently in full force and effect and constitute legal, valid and binding obligations of Seller, and, to Seller’s knowledge, the other parties thereto. Seller has made available to Buyer true, correct and complete copies of all Leases, including all amendments, modifications and renewals thereof. To Seller’s knowledge, there are no defaults by the landlord under any of the Leases; Seller has not waived any rights under any of the Leases; and there is no pending or, to Seller’s knowledge, threatened action or proceeding which could adversely affect Buyer’s use of the premises after consummation of the transactions contemplated hereby. No other party to a Lease has notified Seller of its intention to cease to perform any services required to be performed by it or withhold any payment required to be made by it thereunder. Except as disclosed in Schedule 2.10(d), none of the Leases would require the consent or approval of any party thereto other than Seller or the consent or approval of any third party in connection with the consummation of the transactions contemplated hereby or contains any provision that, as a result of the consummation of the transactions contemplated by this Agreement, causes one or more of the following to occur: (i) Seller is deemed to be in default, or there exists a lapse of time which would result in default, under such Lease (with or without the giving of notice and any cure period); (ii) automatically voids such Lease or renders voidable, by any party other than Seller, the Lease or provides any party other than Seller with a right to terminate or rescind such Lease; (iii) imposes any fine, penalty, charge or increase in payments or other charges required to be made by Seller under such Lease; or (iv) otherwise modifies any of the material terms of such Lease.

           (e)      Schedule 2.10(e) sets forth a list of all of the locations where any of the Acquired Assets that are personal property are located.

     SECTION 2.11      Customers and Suppliers. Seller has provided to Buyer a complete and accurate list, with respect to the Business, of Seller’s ten largest customers and the ten largest suppliers (measured by dollar volume of purchases and sales, as applicable) and the dollar amount of the Business which each customer and supplier represented during the fiscal year ended December 31, 2001 and the six months ended June 30, 2002. Except as set forth in Schedule 2.11, Seller has received no notice that, and has no knowledge that, any such supplier or any customer of Seller does not plan to do business with Buyer, or plans to reduce its volume of supplies to or orders from Buyer or will not do business on substantially the same terms and conditions with Buyer subsequent to the Closing Date as such supplier or customer did with Seller before such date. Seller makes no representation or warranty as to the volume of supplies, orders or other business that Buyer will experience following the Closing.

     SECTION 2.12      Intellectual Property; Trade Secrets.

           (a)      Schedule 2.12 contains an accurate and complete list of all patents, patent applications, registered and unregistered trademarks, and registered copyrights included in the Intellectual Property. In regard to the Intellectual Property, and except as set forth in Schedule

2.12, the patents, trademarks, service marks and copyrights are valid, subsisting and enforceable, and the patents, registered trademarks, registered copyrights are duly recorded in the name of FCS. Seller or FCS has the sole and exclusive ownership and right (or with respect to software, sufficient license rights), free from any liens, mortgages, security interests, charges, encumbrances or claims whatsoever, to use the Intellectual Property and all Trade Secrets (defined below) and the consummation of the transactions contemplated hereby will not alter or impair any such rights. Except as set forth in Schedule 2.12, since August 31, 2001, no claims have been asserted against Seller or FCS by any entity or person with respect to, or challenging or questioning, the ownership, validity, enforceability or use of the Intellectual Property, nor, to the knowledge of Seller, is there a valid basis for any such claim. To the knowledge of Seller, the use or other exploitation of such Intellectual Property by Seller or FCS does not infringe or dilute the rights of any other entity or person. To Seller’s knowledge, no entity or person is infringing or diluting the rights of Seller or FCS with respect to such Intellectual Property. Schedule 2.12 sets forth a true and complete list of all license agreements between Seller or FCS and third-parties with respect to the use of the Intellectual Property.

(b) (i) To the knowledge of Seller, the trade secrets of Seller used in or necessary for the Business (the “Trade Secrets”) are the unencumbered property of Seller.

(ii) Except as set forth in Schedule 2.12, no claim has been asserted against Seller by any entity or person with respect to, or challenging or questioning, the ownership, validity of or right to use the Trade Secrets, nor, to the knowledge of Seller, is there a valid basis for any such claim.

(iii) Seller, its agents, and employees shall not, except as permitted by this Agreement, use, disseminate or disclose, directly or indirectly, the Trade Secrets to any party at any time before of after the consummation of the transactions contemplated by this Agreement.

     SECTION 2.13      Inventory. As of June 30, 2002, the Inventory was valued at the amount set forth therefor in the Reference Balance Sheet. The Inventory was valued in the Reference Balance Sheet at Seller’s standard cost, and the Reference Balance Sheet includes an aggregate reserve of $2,500,000, established by agreement of Seller and Buyer, for Excess Inventory and Obsolete Inventory. The Inventory consists of material, products and supplies acquired by Seller for use or sale in the normal and ordinary course of the Business as presently conducted. All of the Inventory is located in Seller’s warehouses listed in Schedule 2.13. Seller is the registered owner of the Universal Product Code used on the Products.

     SECTION 2.14      Compliance with Laws. Except as set forth in Schedule 2.14, Seller is conducting the Business in compliance in all material respects with all statutes, laws, rules, regulations, ordinances, decrees and orders applicable to the ownership of the Acquired Assets and the operation of the Business and has not received any notice that it is in noncompliance with any such statutes, laws, rules, regulations, ordinances, decrees or orders; (b) Seller currently holds all permits, licenses and approvals of governmental authorities and agencies necessary for the ownership of the Acquired Assets and the operation of the Business; and (c) Seller is in compliance in all material respects with all such permits, licenses and approvals.

     SECTION 2.15      Brokers and Finders. Neither Seller, nor any of its officers, directors or employees, has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement.

     SECTION 2.16      Accounts Receivable. Seller has provided to Buyer a complete and accurate aged list of the Accounts Receivable of Seller as of June 30, 2002, arising from the Business. The amount of such Accounts Receivable is included in the Reference Balance Sheet (less a reserve for doubtful accounts in the amount of $100,000 (the “Reserve”) which Reserve was established by agreement of Seller and Buyer). Such Accounts Receivable: (a) arose in the ordinary course of the Business for goods sold and delivered or bona fide services provided to non-affiliated third parties; and (b) to the knowledge of Seller, are free of any defenses, setoffs or counterclaims.

     SECTION 2.17      Labor Matters. Seller has complied in all material respects with all applicable federal and state laws relating to the employment of labor in the Business including the provisions thereof relating to wages, hours, collective bargaining and the payment of social security and taxes and is not liable for any arrears of wages or any tax or any penalty for failure to comply with any of the foregoing. There is no labor strike, dispute, slowdown, or stoppage actually pending or threatened against or affecting Seller or the Business. No representation question exists respecting the employees of Seller engaged in the Business and there is no strike, work stoppage or other labor difficulty (other than on an industry-wide basis) involving the employees of Seller engaged in the Business, and no collective bargaining agreement with employees of Seller engaged in the Business is in effect or is currently being negotiated.

     SECTION 2.18      Insurance. Seller has maintained a reasonable and customary program of insurance (which may include self-insurance) with respect to the Acquired Assets and the Business and has insured the Acquired Assets and the Business in such manner as may be required pursuant to any franchises, agreements, licenses or permits applicable to the Acquired Assets or the Business. Seller has provided Buyer with a list of all property damage, worker’s compensation and personal injury claims asserted against it with respect to the Business since August 31, 2001, involving any claim in excess of $100,000.

     SECTION 2.19      Taxes. There are no pending or, to Seller’s knowledge, threatened actions or proceedings, assessments or collections of income, unrelated business taxable income, capital gains, gross income, gross receipts, transfer, value added, sales, use, service, ad valorem, franchise, profits, license, withholding, payroll, employment, social security, unemployment compensation, utility, excise, production, severance, stamp, occupation, premium, real or personal property, alternative minimum, environmental, customs duties, or other taxes, fees, levies assessments, imposts or charges of any kind whatsoever imposed by any governmental authority responsible for the imposition of such tax (domestic or foreign), nor any interest and penalties, additions to tax, or additional amounts imposed by any taxing authority, with respect to the Business or the Acquired Assets that could subject Buyer to any liability for such taxes for the period prior to the Closing Date or could impair any of the Acquired Assets (collectively, “Tax Actions or Proceedings”), nor is there a basis for any Tax Actions or Proceedings.

     SECTION 2.20 Environmental Citations.

           (a)      As used herein, the following terms shall have the definitions indicated:

(i) “Seller’s Properties” means any real property or facility used in connection with the Business currently owned, leased or operated by Seller or previously owned, leased or operated by Seller.

(ii) “Environmental Law” means any statute, regulation, rule, code, common law, order or judgment of any applicable federal, state, local or foreign jurisdiction concerning protection or preservation of the environment, human health or natural resources, including but not limited to statutes, regulations, rules, codes, common law, orders or judgments relating to: (A) any discharges, releases or emissions to air, water (including surface water, ground water and wetlands), soil or sediment; (B) the quality of any environmental medium; (C) the generation, treatment, recycling, storage, disposal, transportation or other management of waste; (D) the manufacture, distribution, disposal, or recycling of chemical substances and mixtures; (E) contamination or pollution of any environmental medium; or (F) responsibility or liability for environmental conditions;

(iii) “Regulated Substances” means any substance, material or waste (regardless of physical form or concentration) regulated, listed or identified under any Environmental Laws, and any other substance, material or waste (regardless of physical form or concentration) which is or may be hazardous, dangerous, damaging or toxic to living things or the environment.

(iv) “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment of any Regulated Substance.

           (b)      Except as set forth in Schedule 2.20, during the time Seller has operated the Business: (i) no Regulated Substances have been Released at, on, under or from any of Seller’s Properties; (ii) to the knowledge of Seller, no Regulated Substances Released at, on, under or from any nearby properties have migrated onto or under Seller’s Properties or otherwise affect Seller’s Properties, and, to the knowledge of Seller, there is currently no threat of a Release of Regulated Substances at, on, under or from any nearby properties that would or could migrate onto or under Seller’s Properties or that would or could otherwise affect Seller’s Properties; and (iii) Seller has not received any notice, letter, citation, order, warning, complaint, inquiry, information request, demand or suit concerning (A) any violation of any Environmental Law, (B) any Release at or from Seller’s Properties, (C) any Release at or from any property where Seller’s wastes or other materials have been or are alleged to have been sent for treatment, storage, recycling or disposal, or (D) Seller’s potential liability, in whole or in part, for the costs of cleaning up, remediating, removing or responding to a Release.

           (c)      To Seller’s knowledge, no other party has received any notice, letter, citation, order, warning, complaint, inquiry, information request, demand or suit pursuant to Environmental Laws relating to Seller, Seller’s Properties or any property where Seller’s wastes or other materials have been or are alleged to have been sent.

           (d)      None of Seller’s Properties is listed on any regulatory list of potentially contaminated or regulated properties, including but not limited to the National Priorities List promulgated pursuant to CERCLA, the CERCLIS, the NFRAP list or any federal, state or local counterpart. Except as set forth in Schedule 2.20, to the knowledge of Seller, none of the properties where Seller’s wastes or other materials have been sent for treatment, storage, recycling or disposal is listed on any regulatory list of potentially contaminated properties, and to the knowledge of Seller, no such property is or has been the subject of any cleanup or remediation pursuant to any Environmental Law.

           (e)      (i) Seller is and at all times has been in compliance with all Environmental Laws with respect to any operations now or previously conducted by Seller in connection with the Business; (ii) to the knowledge of Seller, Seller has no existing or potential liability with respect to the Business under any Environmental Laws; and (iii) Seller has obtained all permits and approvals required by law for the operation of the Business. All such permits and approvals are in full force and effect , are not subject to review, and are transferable to Buyer without notification to or review or approval by any governmental authority.

           (f)      Prior to the date of this Agreement, Seller has disclosed its waste practices, its use and management of Regulated Substances and all potentially material environmental matters known to Seller and related to the Business, and has delivered to Buyer all reports, audits, assessments, studies, inspections, evaluations, surveys, remedial action plans or other similar documents in its possession or control relating to any environmental condition, whether or not material, of Seller’s Properties or operations, and each of such documents is listed in Schedule 2.20.

           (g)      Seller has not agreed to assume and has not assumed by operation of law, any environmental liability of any other person in connection with operation of the Business.

           (h)      Except as set forth in Schedule 2.20, no environmental approvals, clearances or consents are required under applicable law from any governmental entity or authority in order for the parties to this Agreement to consummate the transactions contemplated herein or for Seller to conduct its business as presently conducted.

           (i)      Seller’s Properties are not subject to any Lien in favor of any governmental entity or other party for any liability, costs, or damages incurred by such governmental entity or other party in response to a Release.

           (j)      Except as set forth in Schedule 2.20, to the knowledge of Seller no storage tanks, underground or otherwise, are or have been located on any of Seller’s Properties. To the knowledge of Seller, none of the storage tanks set forth in Schedule 2.20 is leaking or has ever leaked.

           (k)      To the knowledge of Seller, no PCBs, asbestos or asbestos-containing materials, urea-formaldehyde or radioactive materials are located on Seller’s Properties.

     SECTION 2.21 No Other Pending Transactions. There is no outstanding right, option or other agreement of any kind to purchase or otherwise receive from Seller any ownership interest in the Business or the Acquired Assets.

     SECTION 2.22 Government Licenses and Approvals. Seller has provided Buyer with true and complete copies of all of the material government certificates, licenses, permits or other approvals required or obtained by Seller in connection with the operation of the Business (collectively, the “Licenses and Approvals”). All of the Licenses and Approvals are in full force and effect and Seller is not in violation with respect to any of them. No proceedings are pending nor, to Seller’s knowledge, threatened by any applicable authority to revoke or limit the scope of any of the Licenses and Approvals. There are no other material licenses or approvals necessary for the conduct of the Business as it is currently being conducted. Except as described in Schedule 2.22, none of the Licenses and Approvals would be rendered ineffective or be required to be reissued as a result of the consummation of the transactions contemplated hereby.

     SECTION 2.23 Books and Records. The books of account and other financial and accounting records of Seller relating primarily to the Business, all of which have been made available to Buyer, are complete and correct in all material respects and have been maintained in accordance with sound business practices and accurately reflect in all material respects the basis for the financial position and results of operations of Seller and the Business. At the Closing, all of such books and records with respect to the Acquired Assets and the Assumed Liabilities will be in the possession of Seller.

     SECTION 2.24 Disclosure. All agreements, schedules, exhibits, documents, certificates, reports or statements furnished or to be furnished to Buyer by or on behalf of Seller in connection with this Agreement or the transactions contemplated hereby are true, complete and accurate in all material respects, and no representation or warranty made in this Agreement or information furnished pursuant hereto to Buyer (including information contained in the schedules or documents referred to herein) contains any untrue statement of a material fact or fails to include a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they are made, not misleading.

     SECTION 2.25 Knowledge of Seller. For purposes of this Agreement, “Knowledge of Seller” means actual knowledge of one or more of Seller’s directors, officers, or employees involved in the general management of the Business.

     SECTION 2.26 Limitations of Representations and Warranties.

           (a)      Except as specifically stated otherwise, all representations and warranties of Seller relate to and are limited to its operation of the Business and the period of such operation.

           (b)      Except as specifically stated herein, Seller makes no representation or warranty as to the condition, quality, or other characteristics of the Business or the Acquired Assets, and Buyer is relying upon its investigations and evaluations of the Business and the Acquired Assets.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to Seller as follows:

     SECTION 3.1 Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

     SECTION 3.2 Authority. Buyer has all requisite power and authority to execute, deliver and perform this Agreement and the other agreements executed in connection herewith and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other agreements executed in connection herewith by Buyer, the performance by Buyer of its obligations hereunder and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by the Board of Directors of Buyer, and no other corporate act or proceeding on the part of Buyer is necessary to approve the execution and delivery of this Agreement and the other agreements executed in connection herewith, the performance of Buyer’s obligations hereunder or the consummation of the transactions contemplated hereby and thereby.

     SECTION 3.3 Execution and Binding Effect. This Agreement has been duly and validly executed and delivered by Buyer and constitutes, and the other documents and instruments to be executed and delivered by Buyer pursuant hereto upon their execution and delivery by Buyer on or prior to the Closing Date will constitute (assuming, in each case, the due and valid authorization, execution and delivery thereof by the other party thereto), legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms except as such enforceability may be limited by bankruptcy, insolvency or similar laws and by equitable principles.

     SECTION 3.4 No Violation; Consents and Approvals. Except as provided in Schedule 3.4, neither the execution, delivery and performance of this Agreement by Buyer nor the consummation by Buyer of the transactions contemplated hereby will (a) conflict with or violate any provisions of Buyer’s Certificate of Incorporation or By-Laws; (b) conflict with, violate or result in any breach of, or constitute a default (whether with notice or lapse of time or both), or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease or other instrument or obligation to which Buyer is a party or by which Buyer or any of its properties or assets may be bound; (c) violate any statute, ordinance or law or any rule, regulation, order, writ, injunction or decree of any court or of any public, governmental or regulatory body, agency or authority applicable to Buyer or by which any of its properties or assets may be bound; or (d) will require any filing, declaration or registration with, or permit, consent or approval of, or the giving of any notice to, any public, governmental or regulatory body, agency or authority, excluding from the foregoing clauses, (i) any consents or waivers required in connection with the Assumed Contracts, and (ii) any local filings or recordings that may be necessary to transfer any of the Acquired Assets.

     SECTION 3.5 Brokers and Finders. Neither Buyer nor any of its officers, directors or employees have employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the transactions contemplated by this Agreement.

     SECTION 3.6 No Knowledge as to Seller’s Representations. Buyer has no knowledge or information that any representation, warranty or covenant of Seller is untrue or incorrect.

ARTICLE IV

COVENANTS

     SECTION 4.1 Conduct of Business.

           (a)      Between the date hereof and the Closing Date, without the written consent of Buyer, Seller shall not:

(i) conduct the Business other than in the ordinary course of Seller’s business;

(ii) make any sale, transfer, lease or other disposition of any Acquired Assets or mortgage, pledge or otherwise create a security interest in any of the Acquired Assets other than Permitted Liens and other than in the ordinary course of business;

(iii) make any loans or advances, forgive debt, or grant any pay raises, bonuses or awards, or unusual salary or other payments, disbursements or other distributions, directly or indirectly, in any form to any Employees, or any relative of any such Employees;

(iv) cease the sale and distribution of any products other than in the ordinary course of business with respect to seasonal or promotional items;

(v) fail to maintain the books, accounts and records of the Business in accordance with good business practices, on a basis consistent with past practice;

(vi) create, incur or assume any indebtedness (except for accounts payable in the ordinary course of business) for money borrowed in connection with the Business;

(vii) modify or change in any material way any existing lease, license, contract or other document related to the Business;

(viii) effect any transaction with any other entity or person in connection with the Business, the terms of which are not commercially reasonable or are other than on an arm’s length basis;

(ix) take any action that would cause any of the representations and warranties made by Seller in this Agreement not to remain true and correct in all material respects;

(x) undertake any action or engage in any omission which shall impair or jeopardize Seller’s rights to the Intellectual Property;

(xi) fail to maintain sales, accounts receivable or accounts payable on a normal and customary basis or change the methods or procedures for billing, collecting, or recording customer accounts receivable or reserves for doubtful accounts, or change the methods, procedures or timing for paying or recording accounts payable in each case, as it relates to the Business;

(xii) fail to use its best efforts to (A) keep available the services of the present Employees, subject to Seller’s personnel termination decisions discussed with Buyer and (B) preserve present relationships and goodwill with entities or persons having business dealings with Seller in connection with the Business, including, without limitation, existing customers of Seller;

(xiii) fail to use its reasonable efforts to comply in all material respects with all statutes, ordinances, regulations, orders, judgments and decrees of every court or governmental entity or agency applicable to the Business and to the conduct of the Business and perform all of its obligations with respect thereto without default;

(xiv) fail to bill for services rendered or permit any account payable or accrued expense of Seller related to the Business to be outstanding for periods inconsistent with past practices, other than accounts payable or accrued expenses being diligently contested in good faith by Seller and as to which the Buyer shall have consented in writing;

(xv) enter into any contract, contractual obligation, bank debt, lease, loan or other commitment, written or oral, or agreement for amounts to be due to third parties in each case in connection with the Business, other than in the ordinary course of business, or except as provided herein;

(xvi) fail to make available to Buyer the books of account, records, tax returns, leases, contracts and other documents or agreements of Seller relating to the Business as Buyer, its counsel, accountants or its authorized representatives may from time to time request; or

(xvii) fail to do all things reasonably requested to assist Buyer or fail to use its reasonable efforts to obtain all consents and approvals necessary for the transfer of the Acquired Assets.

           (b)      From the date hereof until the Closing Date, Seller shall keep Buyer advised of any significant decisions concerning the business or prospects of the Business and shall use its best efforts to preserve the business and prospects of the Business, including without limitation the goodwill of its employees, and shall use its best efforts to assure that each supplier and customer of Seller continues to do business on substantially the same terms and conditions as such supplier or customer did with Seller before such date.

     SECTION 4.2 Access to Properties. Between the date hereof and the Closing Date, Seller shall permit Buyer and its counsel, accountants, auditors and other representatives and advisors full access, upon reasonable notice, to all of the premises, staff, offices, properties, books and records, contracts and commitments of Seller related to the Business and to third parties doing business with Seller in connection with the Business.

     SECTION 4.3 Confidentiality. In the event that this Agreement terminates without the purchase and sale of the Acquired Assets having taken place, the parties and their respective affiliates and agents (i) shall hold in confidence and refrain from using all non-public information received in connection with the transactions contemplated in this Agreement and (ii) shall return promptly all such non-public information to the party to which such information relates. In addition, reference is made to Section 4 of the letter agreement dated July 22, 2002 by and between Seller and Buyer (the “Confidentiality Agreement”) which Confidentiality Agreement remains in full force and effect and is incorporated herein by reference and shall survive the termination of this Agreement.

     SECTION 4.4 Certain Notifications. At all times prior to the Closing, each party hereto shall as promptly as reasonably practicable notify the other in writing of the occurrence of any event as to which it obtains knowledge that is reasonably likely to result in the failure of a condition specified in Article V or Article VI hereof.

     SECTION 4.5 Employee Matters. Before the Closing Date, Buyer shall offer employment to all Employees, except those Employees that Seller and Buyer have agreed upon and identified in writing, at wages comparable to those currently provided by Seller and with benefits under Buyer’s existing plans. All Employees who accept Buyer’s offer of employment (collectively, the “Transferred Employees”), shall be employed by Buyer effective as of the time of Closing and their employment by Seller will thereupon terminate. Seller may offer employment to the Employees set forth in Schedule 4.5, the aggregate number of whom shall not exceed 24 (collectively, the “Retained Employees”). Buyer, at its sole discretion, may offer employment to any Retained Employee who either rejects Seller’s offer of employment or is no longer employed by Seller. Seller will remain responsible for all benefits of Transferred Employees, Retained Employees and other Employees, and their respective beneficiaries, accruing prior to the Closing Date, including without limitation any obligations under any Employee Plan, any accrued vacation, any continuation coverage rights under Seller’s health plan to which they may be entitled, any severance obligations and bonus retention or related obligations, if any, whether or not under the terms of specific employment agreements between Seller and the Transferred Employees, Retained Employees or other Employees. Buyer will be responsible for all compensation and benefits of Transferred Employees and for all obligations and liabilities relating to Transferred Employees accruing after the Closing. Other than the Retained Employees, Seller shall not offer employment to any other employees of the Business without the prior consent of Buyer.

     SECTION 4.6 Access to Records. For a period of three years after the Closing or until expiration of the applicable statute of limitations, Buyer shall retain all records, books and other documents relating to the Business or the Acquired Assets, and shall permit Seller, at Seller’s expense, upon Seller’s reasonable request with at least ten days’ notice, to inspect and copy the same, wherever located, for the purposes of preparing tax returns and financial statements and responding to tax audits, in all cases solely with respect to matters arising prior to the Closing date. Buyer shall give written notice to Seller before destroying or transferring such documents, and shall permit Seller to remove and take possession of such documents at its expense.

     SECTION 4.7 Seller Non-Compete.

           (a)      The following terms when used in this Section 4.7 shall have the following meanings:

(i) “Affiliate(s) ” means, when used with respect to Seller, any Person Controlled by Seller or in which Seller owns in excess of 10% of the outstanding equity.

(ii) “Competitive Business” means (A) the business of selling or distributing products to Covered Channels for the purpose of resale of such products by Covered Channels to third parties, or (B) the production and distribution of any products utilizing part numbers, that are substantially similar to the part numbers of products produced and distributed by Buyer except in connection with the sale of Retained Inventory. “Competitive Business” shall not include sales by stores owned by Seller to individual hardware stores for resale to third parties so long as Seller does not undertake a corporate effort to organize, reward or promote such sales or sales efforts (payment of commissions or allowance of sales margins in amounts or on a basis comparable to those paid or allowed on sales to other customers shall not be deemed a prohibited reward or promotion of such sales).

(iii) “Control” means, without limitation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the term “controlled by” has a meaning correlative thereto.

(iv) “Covered Channels” means: (A) mass market channels such as Home Depot, Target, Wal-Mart, Kmart, Tractor Supply and Lowe’s; (B) hardware cooperatives such as Ace Hardware, True-Value Hardware, Do-it-Best and Handy Hardware; (C) individual hardware and home center stores; and (D) hardware wholesalers such as Emery, Orgill and United Hardware, but excluding companies such as Granger, Cambar and John Deere.

(v) “Person” means any natural person, corporation, business trust, limited liability company, joint venture, association, company, partnership or government, or any agency or political subdivision thereof.

(vi) “Restricted Territory” means North America.

           (b)      For a period of seven years after the date hereof, neither Seller nor any of its Affiliates shall engage in a Competitive Business in the Restricted Territory either directly, or indirectly whether as a manager, partner, member, shareholder, principal, consultant, agent or otherwise.

           (c)      Seller acknowledges that in view of the nature of the Business and the business objectives of Buyer in acquiring the Acquired Assets, the foregoing territorial and time limitations are reasonable and properly required for the adequate protection of Buyer and that in the event that any such territorial or time limitation is deemed to be unreasonable and is then reduced by a court of competent jurisdiction, then, as reduced, the territorial and/or time limitation shall be enforced.

           (d)      Seller further acknowledges that the foregoing territorial and time restrictions are essential to protect the goodwill and going concern value of the Business, and comprise an essential portion of the consideration received by Buyer under this Agreement.

Seller acknowledges that the remedy at law for any breach by Seller of the agreements contained in this Section 4.7 will be inadequate and that Buyer will be entitled to seek injunctive relief without being required to prove actual damages or post bond. Each of Seller and Buyer acknowledges that this Section 4.7 constitutes an independent and severable covenant and if any or all of the provisions of this Section 4.7 are held to be unenforceable for any reason whatsoever, it will not in any way invalidate or affect the remainder of this Agreement which will remain in full force and effect.

     SECTION 4.8 Supplemental Disclosure. Seller shall prior to Closing have the continuing obligation to promptly supplement or amend the Schedules to this Agreement with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Schedules to this Agreement; provided, however, that for the purpose of the rights and obligations of the parties hereunder, any such supplemental or amended disclosure shall not be deemed to have been disclosed as of the date of this Agreement unless so agreed to in writing by Buyer, and, accordingly, shall have no effect on Seller’s liability or obligations under this Agreement.

     SECTION 4.9 Non-Interference Agreement. Seller covenants and agrees that neither it nor any Affiliate of Seller will, for a period seven years after the Closing, directly or indirectly, for whatever reason, whether for their own account or for the account of any other person, firm, corporation or other organization: (a) solicit or otherwise interfere with any of the Business’ or Buyer’s existing or potential contracts or relationships with any affiliate, employee, officer, director employed by or associated with the Business or with Buyer on the Closing Date; (b) interfere with the continuance of supplies to Buyer (or the terms relating to such supplies), from any suppliers who have been supplying goods, materials or services for use in the Business at any time since August 31, 2001; (c) interfere with any of the Business’ existing or potential contracts or relationships with any independent contractor, customer, client or consultant of the Business, or any person who is a bona fide or prospective independent contractor, customer, client or consultant thereof as of the Closing Date; or (d) interfere with any contract between the Business and any other party whatsoever existing or proposed as of the Closing Date.

     SECTION 4.10 Cooperation.

           (a)      Seller agrees both before and for a period of three years after the Closing hereunder: (i) to cooperate with Buyer (including without limitation giving written notice as requested by Buyer and referring all telephone inquiries regarding, relating to or in connection with the Business to Buyer) to enable Buyer to continue to do business with each supplier and customer of Seller on substantially the same terms and conditions subsequent to the Closing Date as such supplier or customer did with Seller before such date; and (ii) subject to the provisions of Section 4.10(b), to use commercially reasonable efforts to cooperate with Buyer in order to effect the transfer of the Acquired Assets and the Business, and to allow Buyer the continued benefit and enjoyment of the Business.

           (b)      To the extent any third party consents (other than Material Consents) have not been obtained by Seller as of the Closing Date, then any claim, right, or benefit (collectively, the “Interests”) arising under any related Acquired Asset shall be deemed not to be assigned to Buyer at the Closing, and Seller shall continue to use commercially reasonable efforts, and Buyer shall cooperate with Seller in such efforts, to obtain such consents. Buyer shall cooperate with Seller in any reasonable and lawful arrangements under which Buyer would obtain the benefits of, and assume the post-Closing obligations under, such Interests. Seller shall enforce for the account of Buyer any rights of Seller arising from such Interests against the other party or parties thereto (including the right to elect to terminate any such Interests in accordance with the terms thereof upon the written advice of Buyer). Seller will promptly pay (or cause to be paid) to Buyer when received all amounts received by Seller under any Interest. If, within three months after the Closing Date, any third party consents have not been obtained regarding the Interests, Buyer and Seller will cooperate in any commercially reasonable arrangement to obviate the need for such consents.

     SECTION 4.11 Covenant Not to Disclose.

           (a)      The Confidentiality Agreement will survive the Closing.

           (b)      Within ten days of the Closing Date, Seller will deliver to Buyer all written information relating to the Trade Secrets in its possession. Seller has no knowledge of any other persons or entities who have possession of written information relating to the Trade Secrets. Seller has previously delivered to Buyer copies of agreements of confidentiality executed by Employees.

     SECTION 4.12 No-Shop. Seller agrees that neither it nor any of its officers, directors, employees, agents or representatives (including, without limitation, any investment banker, attorney or accountant retained by it) will, directly or indirectly, initiate, solicit, entertain or negotiate, or approve, or enter into any agreement or understanding with respect to, any acquisition, merger, consolidation, recapitalization, restructuring or similar transaction involving the Business or the Acquired Assets during the period commencing the date hereof and ending October 31, 2002.

     SECTION 4.13 Tax Returns. Seller shall cause to be prepared and timely filed, at its sole expense, all of Seller’s required tax returns for all periods up to and including the Closing Date. Seller shall be responsible for the payment of, and will indemnify, defend and hold Buyer harmless against all taxes due and assessed which relate to the operations of Seller for all periods up to and including the Closing Date. Buyer shall assist Seller in the preparation and filing of all such tax returns required to be filed with all tax authorities.

     SECTION 4.14 Landlord Consent. Within 15 days of Closing, Seller shall use its best efforts to obtain and provide to Buyer (i) an acknowledgement to the assignment of sublease, in a form satisfactory to Buyer, duly executed by Greater Rockford Airport Authority, and (ii) a landlord’s agreement, in a form satisfactory to Buyer, duly executed by each of Greater

Rockford Airport Authority, Parkside Warehouse, Inc., Thomas Partnership and Bank One Illinois, National Association.

ARTICLE V

CONDITIONS TO BUYER’S OBLIGATIONS

     The obligations of Buyer are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions, any of which may be waived in whole or in part by Buyer as provided herein.

     SECTION 5.1 Representations and Warranties of Seller to be True; Performance by Seller; Certificate.

           (a)      The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects on the date hereof and as of the Closing Date with the same effect as though such representations and warranties had been made or given again at and as of the Closing Date, except for any representation or warranty expressly stated to have been made or given as of a specified date, which, at the Closing Date, shall be true and correct in all material respects as of the date expressly stated.

           (b)      Seller shall have performed and complied in all respects with all of its agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

           (c)      Seller shall have delivered to Buyer a certificate of its president or any vice president certifying the fulfillment of the conditions set forth in this Section 5.1.

     SECTION 5.2 No Material Adverse Change. Since the date of the execution of this Agreement: (a) there shall not have occurred an event or condition which has resulted in a material adverse change in the Acquired Assets or the financial condition, business, assets, net worth, personnel, prospects or affairs of the Business (other than such a change involving the relationship of the Business with its customers not caused by Seller); and (b) Seller shall not have suffered any loss (whether or not insured) by reason of physical damage caused by fire, earthquake, flood, wind, accident or other calamity which affects materially the value of the Business or any of the Acquired Assets.

     SECTION 5.3 Consents. All Material Consents and all notices to, and declarations, filings and registrations with and consents, approvals and waivers from governmental and regulatory agencies required to consummate the transactions contemplated hereby (including the Licenses and Approvals) shall have been obtained.

     SECTION 5.4 No Proceeding or Litigation.

           (a)      No preliminary or permanent injunction or other order shall have been issued by any court of competent jurisdiction, whether federal, state or foreign, or by any governmental or regulatory body, whether federal, state or foreign, nor shall any statute, rule, regulation or executive order be promulgated or enacted by any governmental authority, whether federal, state or foreign, which prevents the consummation of the transactions contemplated in this Agreement.

           (b)      No suit, action, claim, proceeding or investigation before any court, arbitrator or administrative, governmental or regulatory body, whether federal, state or foreign, shall have been commenced and be pending against Seller or Buyer or any of their respective affiliates, associates, officers or directors seeking to prevent the sale of the Acquired Assets or the Business or asserting that the sale of the Acquired Assets or the Business would be illegal.

     SECTION 5.5 Closing Deliveries. Seller shall have delivered to Buyer all deliveries to be made to it pursuant to Section 1.6(b).

     SECTION 5.6 Lender Consent. Buyer shall have received consent to the transactions contemplated hereby from its senior lenders as required under Buyer’s existing loan agreements.

ARTICLE VI

CONDITIONS TO SELLER’S OBLIGATIONS

     The obligations of Seller under this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions, all or any of which may be waived in whole or in part by Seller as provided herein.

     SECTION 6.1 Representations and Warranties of Buyer to be True; Performance by Buyer; Certificate.

           (a)      The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on the date hereof and as of the Closing Date with the same effect as though such representations and warranties had been made or given again at and as of the Closing Date, except for any representation or warranty expressly stated to have been made or given as of a specified date, which, at the Closing Date, shall be true and correct in all material respects as of the date expressly stated.

           (b)      Buyer shall have performed and complied in all respects with all of its agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

           (c)      Buyer shall have delivered to Seller a certificate of its president or any vice president dated the Closing Date and certifying the fulfillment of the conditions set forth in this Section 6.1.

     SECTION 6.2 Consents. All notices to, and declarations, filings and registrations with and consents, approvals and waivers from governmental and regulatory agencies required to consummate the transactions contemplated hereby (including the Licenses and Approvals) shall have been obtained.

     SECTION 6.3 No Proceeding or Litigation.

           (a)      No preliminary or permanent injunction or other order shall have been issued by any court of competent jurisdiction, whether federal, state or foreign, or by any governmental or regulatory body, whether federal, state or foreign, nor shall any statute, rule, regulation or executive order be promulgated or enacted by any governmental authority, whether federal, state or foreign, which prevents the consummation of the transactions contemplated in this Agreement.

           (b)      No suit, action, claim, proceeding or investigation before any court, arbitrator or administrative, governmental or regulatory body, whether federal, state or foreign, shall have been commenced and be pending against Seller or Buyer or any of their respective affiliates, associates, officers or directors seeking to prevent the sale of the Acquired Assets or the Business or asserting that the sale of the Acquired Assets or the Business would be illegal.

     SECTION 6.4 Closing Deliveries. Buyer shall have delivered to Seller all deliveries to be made to it pursuant to Section 1.6(c).

ARTICLE VII

INDEMNIFICATION

     SECTION 7.1 Survival of Representations and Warranties; Notice of Claims.

           (a)      The representations and warranties of Seller in Article II and Buyer in Article III and all other obligations of the parties hereunder, shall survive the Closing for a period of 18 months, except for: (i) the representations and warranties set forth in Sections 2.1, 2.2, 2.3, 2.4, 2.8, 2.10, 2.19, 3.1, 3.2, 3.3, and 3.4, which shall survive the Closing Date until the expiration of the applicable statutory period of limitation, giving effect to any waiver, mitigation or extension thereof; (ii) the representations and warranties set forth in Section 2.20 shall survive until the fourth anniversary of the Closing Date; (iii) the indemnification set forth in Section 7.2(l) which shall survive the Closing Date until August 31, 2006; and (iv) the Surviving Obligations (as hereinafter defined), which shall survive the Closing Date and continue in effect in accordance with their respective terms. Thereafter, except, as provided in the next succeeding sentence, no claim may be brought arising under or in connection with this Agreement or any of the transactions contemplated hereby, except for a breach by a party of its obligations under any of the Surviving Obligations. If written notice of a claim has been given by a party prior to 18 months following the Closing Date, then the relevant representation, warranty or other obligation shall survive as to such claim until the claim has been finally resolved. For purposes of this Agreement, the term “Surviving Obligations” shall refer to the obligations contained in Sections 4.3, 4.6, 4.7, 4.9, 4.10, 4.11, 4.13, 7.2(c), 7.2(e), 7.2(f), 7.2(g), 7.2(h), 7.2(i), 7.2(k), 7.2(l) and 7.3(c), the remaining provisions of Article VII insofar as they relate to Surviving Obligations, Article IX, the Confidentiality Agreement, and the other agreements executed in connection herewith.

           (b)      If written notice of a claim has been given by a party prior to the tolling of the survival period set forth in Section 7.1, then the relevant representations, warranties, covenants and/or agreements shall survive as to such claim until such claim has been finally resolved.

     SECTION 7.2 Indemnification by Seller. Except as otherwise limited by this Article VII, Buyer and its officers, directors, employees, agents, successors and assigns shall be indemnified and held harmless by Seller from any and all liabilities, losses, damages, claims, actions, suits, demands, causes of action, costs, expenses, interest, awards, judgments and penalties of any nature whatsoever (including, without limitation, reasonable legal costs and expenses) (hereinafter a “Buyer Loss”), arising or resulting from:

           (a)      the breach of any representation or warranty by Seller contained herein or in any document delivered hereunder at the Closing;

           (b)      the breach of any covenant or agreement by Seller contained herein or in any document delivered hereunder at the Closing;

           (c)      any and all liabilities and obligations of, or claims against Seller (other than Assumed Liabilities), whether fixed or contingent, known or unknown, including, without limitation, any tax liabilities of Seller not expressly assumed by Buyer under this Agreement and all taxes for which indemnity has been provided in Section 4.13;

           (d)      the ownership or use of the Acquired Assets or the operation of the Business prior to the Closing (except to the extent assumed by Buyer hereunder);

           (e)      any claim to the extent related to any labor or employment matter of the Business on or prior to the Closing Date, including but not limited to unemployment compensation, workers compensation, wage and hour or overtime compensation, any claim related to any employee benefits matter, such as claims under any plan maintained by Seller or their Affiliates based on employment by Seller, any liability under the WARN Act or any similar applicable law that may result from an “Employment Loss” (as defined by 29 U.S.C. §2101(a)(6)) caused by any action of Seller prior to the Closing or by Buyer’s decision not to hire previous employees of Seller (other than the Transferred Employees), or claims or rights accrued against Seller before the Closing;

           (f)      any claim for injury, death, property or economic damage, or other product or strict liability arising from the sale and distribution of, or exposure to, any product or component sold or distributed by Seller on or prior to the Closing Date or the provision of any service by Seller on or prior to the Closing Date;

           (g)      any violation by Seller of or liability under any Environmental Law, the Occupational Safety and Health Act or any other U.S. federal, state, local or foreign statute, regulation, ordinance or other requirement regulating or otherwise affecting public health, employee health and safety, natural resources or the environment in breach of the representations and warranties contained in Section 2.20;

           (h)      any actions or failures to act by Seller or its representatives, agents, employees, contractors or consultants that have resulted in a Release;

           (i)      any Release at or prior to Closing;

           (j)      the inaccuracy or falsehood of any exhibit or schedule furnished by Seller pursuant to this Agreement;

           (k)      any failure to comply with the provisions of any applicable bulk sales laws or fraudulent transfer laws in respect of the transaction contemplated hereby; or

           (l)      any claim or demand by Louisville and Nashville Railroad Company or its successors requiring that Buyer remove or discontinue use of improvements on the Real Property which encroach upon adjoining property, provided, however that for the purpose of this clause (l), Buyer Loss shall not include any diminution in value of the Real Property resulting from such encroachments or Buyer’s compliance with any claim or demand requiring that Buyer remove or discontinue use of such improvements.

     SECTION 7.3 Indemnification by Buyer. Except as otherwise limited by this Article VII, Seller and its officers, directors, employees, agents, successors and assigns shall be indemnified and held harmless by Buyer from any and all liabilities, losses, damages, claims, actions, suits, demands, causes of action, costs, expenses, interest, awards, judgments and penalties of any nature whatsoever (including, without limitation, reasonable legal costs and expenses) (hereinafter a “Seller Loss”), arising or resulting from:

           (a)      the breach of any representation or warranty by Buyer contained herein or in any document delivered hereunder at the Closing;

           (b)      the breach of any covenant or agreement by Buyer contained herein or in any document delivered hereunder at the Closing;

           (c)      the failure of Buyer to pay or otherwise discharge the Assumed Liabilities or any other liability or obligation incurred by Buyer in connection with the Acquired Assets or its operation of the Business from and after the Closing Date;

           (d)      the ownership or use of the Acquired Assets or the operation of the Business after the Closing;

           (e)      any claim to the extent related to any labor or employment matter of the Business after the Closing Date, including but not limited to unemployment compensation, workers compensation, wage and hour or overtime compensation, any claim related to any employee benefits matter, such as claims under any plan maintained by Seller or their Affiliates based on employment by Seller, any liability under the WARN Act or any similar applicable law that may result from an “Employment Loss” (as defined by 29 U.S.C. § 2101(a)(6)) caused by any action of Buyer after the Closing, or claims or rights accrued against Buyer after the Closing, including failure of Buyer to employ or termination of Transferred Employees;

           (f)      any claim for injury, death, property or economic damage, o other product or strict liability arising from the sale and distribution of, or exposure to, any product or component sold or distributed by Buyer after the Closing Date or the provision of any service by Buyer after the Closing Date;

           (g)      any violation by Buyer of or liability under any environmental law, the Occupational Safety and Health Act or any other U.S. federal, state, local or foreign statute, regulation, ordinance or other requirement regulating or otherwise affecting public health, employee health and safety, natural resources or the environment occurring after the Closing Date;

           (h)      any actions or failure to act by Buyer or its representatives, agents, employees, contractors, or consultants that have resulted in a Release after Closing;

           (i)      any Release after Closing; and

           (j)      the inaccuracy or falsehood of any exhibit or schedule furnished by Buyer pursuant to this Agreement.

     SECTION 7.4 General Indemnification Provisions.

           (a)      For the purposes of this Section 7.4, the term “Indemnitee” shall refer to the person indemnified, or entitled, or claiming to be entitled to be indemnified, pursuant to the provisions of Section 7.2 or 7.3, as the case may be; the term “Indemnitor” shall refer to the person having the obligation to indemnify pursuant to such provisions; and “Losses” shall refer to the “Seller Losses” or the “Buyer Losses”, as the case may be.

           (b)      An Indemnitee shall give written notice (a “Notice of Claim”) to the Indemnitor within ten business days after the Indemnitee has knowledge of any claim (including a Third Party Claim, as hereinafter defined) which an Indemnitee has determined has given or could give rise to a right of indemnification under this Agreement. No failure to give such Notice of Claim shall affect the indemnification obligations of the Indemnitor hereunder, except to the extent Indemnitor can demonstrate such failure materially prejudiced such Indemnitor’s ability to successfully defend the matter giving rise to the claim. The Notice of Claim shall state the nature of the claim, the amount of the Loss, if known, and the method of computation thereof, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises.

           (c)      The obligations and liabilities of an Indemnitor under this Article VII with respect to Losses arising from claims of any third party that are subject to the indemnification provisions provided for in this Article VII (“Third Party Claims”) shall be governed by and contingent upon the following additional terms and conditions: the Indemnitee at the time it gives a Notice of Claim to the Indemnitor of the Third Party Claim shall advise the Indemnitor that it shall be permitted, at its option, to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives prompt notice of its intention to do so to the Indemnitee and confirms that the Third Party Claim is one with respect to which the Indemnitor is obligated to indemnify. In the event the Indemnitor exercises its right to undertake the defense against any such Third Party Claim as provided above, the Indemnitee shall cooperate with the Indemnitor in such defense and make available to the Indemnitor all witnesses, pertinent records, materials and information in its possession or under its control relating thereto as is reasonably required by the Indemnitor. Similarly, in the event the Indemnitee is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnitor shall cooperate with the Indemnitee in such defense and make available to it all such witnesses, records, materials and information in its possession or under its control relating thereto as is reasonably required by the Indemnitee. Except for the settlement of a Third Party Claim which involves the payment of money only and for which the Indemnitee is totally indemnified by the Indemnitor, no Third Party Claim may be settled by the Indemnitor without the written consent of the Indemnitee, which consent shall not be unreasonably withheld. Similarly, no Third Party Claim may be settled by the Indemnitee without the written consent of the Indemnitor, which consent shall not be unreasonably withheld.

     SECTION 7.5 Limits on Indemnification. No claim may be made against Seller for indemnification hereunder unless and only to the extent the aggregate of all Buyer Losses incurred exceed $100,000 (the “Basket”) and then only with respect to that portion of Buyer Losses which exceed the Basket.

     SECTION 7.6 Limitation of Liability. In no event shall claims be made against Seller for Buyer Losses in connection with breaches of: (a) any provision contained in Article II (other than Sections 2.2, 2.10(a) or 2.21) in an aggregate amount in excess of $3,000,000; or (b) Sections 2.2, 2.10(a), or 2.21, or related to fraud or willful misconduct, in an aggregate amount in excess of the Purchase Price, as adjusted in accordance with Section 1.4.

     SECTION 7.7 Exclusive Remedy. From and after the Closing, neither party hereto shall be liable or responsible in any manner whatsoever to the other party, whether for indemnification or otherwise, except for indemnity as expressly provided in this Article VII which provides the exclusive remedy and cause of action of the parties hereto with respect to any matter arising out of or in connection with this Agreement, except for: (a) any breaches of the Trademark License Agreement, the Patent License Agreement, and the Confidentiality Agreement; and (b) equitable remedies arising under the provisions of Sections 4.7, 4.9, 4.10 or 4.11 of this Agreement and agreements with third parties referenced herein.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

     SECTION 8.1 Termination of Agreement. This Agreement may be terminated at any time prior to the Closing:

           (a)      by mutual written consent of Buyer and Seller; or

           (b)      by either Buyer or Seller, if the Closing shall not have occurred on or before October 31, 2002 without fault on the part of the terminating party.

     SECTION 8.2 Procedure and Effect of Termination. In the event of a permitted termination of this Agreement by either or both of the parties pursuant to Section 8.1 hereof, written notice thereof shall forthwith be given to the other party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become void and there shall be no liability on the part of the parties hereto (or their respective officers, directors or affiliates) except (a) as set forth in Sections 4.3 and 9.1 hereof and (b) nothing herein shall relieve either party from liability for any breach hereof.

     SECTION 8.3 Amendment. This Agreement may not be amended except by an instrument in writing signed by Buyer and Seller.

     SECTION 8.4 Waiver. Except as otherwise provided in this Agreement, any failure of either of the parties to comply with any provision hereof may be waived by the party entitled to the benefit thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such provision shall not operate as a waiver of or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

MISCELLANEOUS

     SECTION 9.1 Expenses. All costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

     SECTION 9.2 Dispute Resolution.

           (a)      If any controversy or claim arising out of or relating to this Agreement (other than controversies or claims for which a dispute mechanism is specifically provided), arises between the parties (a “Controversy”), Seller and Buyer shall first attempt in good faith to have the Controversy discussed by senior executives of the parties. The disputing party shall give the other party written notice (the “Dispute Notice”) of the Controversy. Promptly after receipt of the Dispute Notice (but in no event later than 30 calendar days from the date of receipt of the Dispute Notice), the receiving party shall submit to the disputing party its written response (the “Response”). The Dispute Notice and the Response shall include: (i) a statement in reasonable detail of such party’s position and (ii) the name and title of the senior executive who shall represent that party. Promptly after receipt of the Response (but in no event later than 30 calendar days from the date of receipt of the Response), the senior executives shall meet, along with legal representatives if desired, at a mutually acceptable time and place, or by telephone, to exchange relevant information and to discuss in good faith a resolution of the Controversy. Neither party shall commence arbitration proceedings or a legal action with respect to the Controversy until the above-mentioned time periods have elapsed and the meeting of the senior executives shall have taken place (unless the other party has failed to respond or meet as provided herein), except for legal actions seeking immediate injunctive relief.

           (b)      Any controversy, dispute or claim arising out of or relating to this Agreement, any breach or alleged breach hereof, the making of this Agreement or fraud in the inducement, the transactions contemplated hereby, any modification or extension of this Agreement or affecting this Agreement in any way, if not resolved by the informal dispute resolution procedure set forth in sub-paragraph (a) above, shall be resolved by arbitration in the City of Chicago, Illinois, in accordance with the then-current rules of the American Arbitration Association by three independent and impartial arbitrators, one of whom shall be appointed by Seller, one of whom shall be appointed by Buyer, and a third appointed by agreement of the other two arbitrators. In the event that the dispute concerns any matter involving accounting issues, at least one of the arbitrators shall be a certified public accountant (other than an accountant employed by Seller or Buyer or an affiliate of either). The decision of the arbitrators shall be binding on the parties, and judgment upon the award may be entered in any court having jurisdiction thereof. Any award may include an award of costs and expenses, including reasonable attorneys fees, to the prevailing party Any party may apply to any court of competent jurisdiction for temporary injunctive or other provisional judicial relief if in such party’s sole judgment such action is necessary to avoid irreparable damage or to preserve the status quo until such time as the arbitration award is rendered or the controversy is otherwise resolved.

     SECTION 9.3 Consents. Whenever this Agreement requires a permit or consent by or on behalf of either party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in Section 8.4.

     SECTION 9.4 Assignment; Parties in Interest. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations herein shall be assigned by any party hereto without the prior written consent of the other party. Notwithstanding the foregoing, Buyer may assign to Heller its rights under this Agreement and the Ancillary Documents.

     SECTION 9.5 Further Assurances. Each of the parties hereto agrees that, from and after the Closing, upon the reasonable request of any other party hereto and without further consideration, such party will execute and deliver to such other party such documents and further assurances and will take such other actions (without cost to such party) as such other party may reasonably request in order to carry out the purpose and intention of this Agreement.

     SECTION 9.6 Entire Agreement. This Agreement and the Schedules and Exhibits hereto, the Confidentiality Agreement referred to in Section 4.3 and the other writings referred to herein or delivered pursuant hereto which form a part hereof contain the entire understanding of the parties with respect to the subject matter hereof. This Agreement supersedes all prior agreements.

     SECTION 9.7 Headings. The Article and Section headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

     SECTION 9.8 Notices. All notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or if sent by facsimile, recognized overnight courier service (e.g. Federal Express) or if sent by U.S. registered or certified mail, postage prepaid, return receipt requested, as follows:

(a)	If to Seller:

Fastenal Company
2001 Theurer Boulevard
Winona, MN 55987-1500
ATTN: John Milek
FAX: 507-453-8049

with a copy to:

Streater & Murphy, P.A.
64 East Fourth Street
Winona, MN 55987
ATTN: Kent A. Gernander
FAX: 507-454-2929

(b)	If to Buyer:

The Hillman Group, Inc.
10590 Hamilton Avenue
P.O. Box 31012
Cincinnati, OH 45231
ATTN: James P. Waters
FAX: 513-595-8297

with a copy to:

Allied Capital Corporation
1919 Pennsylvania Avenue, NW
Washington, DC 20006
ATTN: James C. Powell
FAX: 202-659-2053

and

Piper Rudnick LLP
1200 19th Street, NW
Washington, DC 20036
ATTN: Anthony H. Rickert
FAX: 202-223-2085

or to such other address as the person to whom notice is to be given may have previously furnished to the other in writing in the manner set forth above, provided that notice of a change of address shall be deemed given only upon receipt.

     SECTION 9.9 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Illinois without regard to its provisions concerning conflicts or choice of law.

     SECTION 9.10 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which when taken together shall constitute one and the same agreement.

     SECTION 9.11 Transfer Taxes. All excise, sales, value added, use, registration, stamp, transfer and similar taxes, levies, charges and fees (including all real estate transfer taxes) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by Buyer. Buyer and Seller shall cooperate in providing each other appropriate resale exemption certificates and other appropriate tax documentation.

     SECTION 9.12 Public Announcements. All public announcements relating to this Agreement or the transactions contemplated hereby shall be made at such time and in such manner as the parties hereto shall mutually agree, except that nothing in this Agreement shall prevent a party hereto from making any disclosure in connection with the transactions contemplated by this Agreement to the extent required by law or to the extent necessary to satisfy its contractual obligations, provided that prior notice of such disclosure is given to the other party.

     SECTION 9.13 U.S. Dollars. All monetary amounts set forth herein are in U.S. dollars except as otherwise specifically noted.

*      *      *
{Signatures on following page.}

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of Seller and Buyer as of the date first above written.

FASTENAL COMPANY

By: /s/ Daniel L. Florness
Name:
Title:

THE HILLMAN GROUP, INC

By:/s/ James P. Waters
Name:
Title:

The undersigned, Fastenal Company Services, hereby joins this Agreement for purposes of Sections 1.6(b)(iii), (v), (vi) and (xiii).

FASTENAL COMPANY SERVICES

By: /s/ Daniel L. Florness
Name:
Title: